Exhibit 4.4

Execution Version

ASSIGNMENT AND ASSUMPTION AGREEMENT

DATED DECEMBER 16, 2020

among

XIAOBO AN

XIAONING AN

XIAOBIN ZHAI

HEXIN E-COMMERCE CO., LTD.

BEIJING HEXIN YONGHENG TECHNOLOGY DEVELOPMENT CO., LTD.

- and -

KUAISHANGCHE AUTOMOBILE LEASING CO., LTD.

CONTENTS

1	DEFINITIONS	2
2	THE ASSIGNMENT OF CONTROL OVER HEXIN E-COMMERCE	6
3	CLOSING	7
4	CLOSING CONDITIONS	8
5	ASSIGNEE’S REPRESENTATIONS AND WARRANTIES	10
6	ASSIGNOR’S REPRESENTATIONS AND WARRANTIES	11
7	HEXIN E-COMMERCE’S REPRESENTATIONS AND WARRANTIES	12
8	INDIVIDUAL SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES	13
9	WARRANTORS’ FURTHER REPRESENTATIONS AND WARRANTIES	13
10	COVENANTS	13
11	TERMINATION AND EXPENSES	14
12	RELEASES	15
13	SURVIVAL AND INDEMNIFICATION	15
14	MISCELLANEOUS	18
ANNEX A -WUSU CONTRACTUAL ARRANGEMENT		27
ANNEX B- EXCLUSIVE BUSINESS COOPERATION AGREEMENT		28
ANNEX C- EQUITY INTEREST PLEDGE AGREEMENT		29
EXHIBIT A- FURTHER REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS		2

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made on December 16, 2020

AMONG:

(1)                                 KUAISHANGCHE AUTOMOBILE LEASING CO., LTD., a limited liability company organized and existing under the laws of the PRC with its address at Room 704, Floor 7, Jia No. 92-4 to 24 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China. (the “Assignee”);

(2)                                 XIAOBO AN, holder of Chinese Citizen ID Card no.130183198212131275, XIAONING AN, holder of Chinese Citizen ID Card no.130183198504011275, and XIAOBIN ZHAI, holder of Chinese Citizen ID no.130124198903223339 (each an “Individual Shareholder”, collectively the “Individual Shareholders”);

(3)                                 HEXIN E-COMMERCE CO., LTD., a limited liability company organized and existing under the laws of the PRC, with its address at Floor 13, No. 92 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China (“Hexin E-Commerce”); and

(4)                                 BEIJING HEXIN YONGHENG TECHNOLOGY DEVELOPMENT CO., LTD., a wholly foreign owned enterprise, organized and existing under the laws of the PRC, with its address at Room 1301, Floor 13, Jia No. 92-4 to 24 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China (the “Assignor”).

The Assignor, the Assignee, each of the Individual Shareholders, and Hexin E-Commerce are referred to herein individually as “Party” and collectively as “Parties”.

BACKGROUND:

A                                       The Assignor is wholly owned by Hexindai Hong Kong Limited, an investment holding company organized and existing under the laws of Hong Kong, which is wholly owned by Hexindai Inc., a limited company incorporated under the laws of the Cayman Islands and listed on the NASDAQ Global Market (the “Parent Company”).

B                                       Hexin E-Commerce is a limited liability company registered in Beijing, China and owns 100% of the equity interest of the following PRC companies: Tianjin Qinhe Electronic Technology Co., Ltd., Tianjin Bozhishuntai Technology Co., Ltd., and Beijing Bozhishuntai Electronic Technology Co., Ltd. (collectively, “Hexin E-Commerce Subsidiaries”, together with Hexin E-Commerce, “Hexin E-Commerce Parties”).

C                                       Xiaobo An, Xiaoning An, and Xiaobin Zhai, subject to the 2016 Hexin E-Commerce VIE Agreements set forth below, each holds 94.99%, 0.01%, and 5% of the equity interest of Hexin E-Commerce.

D                                       On November 1, 2016, Individual Shareholders, Hexin E-Commerce, and the Assignor entered into a series of agreements as set forth below (the “2016 Hexin E-Commerce VIE Agreements”), and as a result of which, the Assignor is the primary beneficiary of and controls Hexin E- Commerce:

(i)                                     Equity Interest Pledge Agreements dated November 1, 2016 among each of the Individual Shareholders, Hexin E-Commerce, and the Assignor (the “2016 Equity Interest Pledge Agreements”);

(ii)                                  Exclusive Option Agreements dated November 1, 2016, among each of the Individual Shareholders, Hexin E-Commerce, and the Assignor (the “2016 Exclusive Option Agreements”);

(iii)                               Exclusive Business Cooperation Agreement dated November 1, 2016 between Hexin E-Commerce and the Assignor (the “2016 Exclusive Business Cooperation Agreement”);

(iv)                              Loan Agreements dated November 1, 2016, among each of the Individual Shareholders, and the Assignor (the “2016 Loan Agreements”); and

(v)                                 Power of Attorney dated November 1, 2016, executed by each of the Individual Shareholders (the “2016 Power of Attorney”).

E                                        Prior to November 20, 2020, Hexin E-Commerce, Jia Ming, and Wu Shiwei, subject to the 2018 Wusu VIE Agreements (as set forth below), each held 94%, 5% and 1% of the equity interest of Wusu Hexin Yongheng Commercial and Trading Co., Ltd. (“Wusu Company”), respectively. On January 1, 2018, the Assignor, Wusu Company, Hexin E-Commerce, Jia Ming and Wu Shiwei entered into a series of agreements (the “2018 Wusu VIE Agreements”), and as a result of which, the Assignor became the primary beneficiary of and controlled Wusu Company.

F                                         On November 20, 2020, for the purpose of internal reorganization and conducted under the sole and continuous control of the Assignor and Parent Company, Jia Ming and Wu Shiwei transferred 5% and 1% equity interest of Wusu Company registered under their names to Hexin E-Commerce, which in turn and became the legal title owner of 100% of the equity interest of Wusu Company. On November 20, 2020, the Assignor, Wusu Company, Hexin E-Commerce, Jia Ming, Wu Shiwei and Wang Huan (the spouse of Jia Ming) entered into a VIE termination agreement (the “VIE Termination Agreement”), which terminated all rights and obligations with respect to each party thereto under the 2018 Wusu VIE Agreements.

G                                       On December 1, 2020, Wusu Company, Hexin E-Commerce and the Assignor entered into the agreements as set forth below and attached hereto as Annex A (the “Wusu Contractual Arrangement”), and as a result of which, the Assignor remains the primary beneficiary of and controls Wusu Company:

(i)                                     Equity Interest Pledge Agreement dated December 1, 2020, among Hexin E-Commerce, Wusu Company and the Assignor;

(ii)                                  Exclusive Option Agreement dated December 1, 2020, among Hexin E-Commerce, Wusu Company and the Assignor;

(iii)                               Exclusive Business Cooperation Agreement dated December 1, 2020 between Wusu Company and the Assignor; and

(iv)                              Power of Attorney dated December 1, 2020, executed by Hexin E-Commerce.

H                                      For the consideration of RMB 5 million (the “Assignment Consideration”) consisting of immediately available cash, subject to the terms and conditions set forth herein, the Assignor desires to assign and transfer to the Assignee, and the Assignee desires to assume and accept from the Assignor the control over Hexin E-Commerce (the “Assignment of Control”), and such Assignment of Control shall take the form of the following transactions:

(a)                                 The assignments of all of the Assignor’s rights and obligations to the Assignee under the Exclusive Business Cooperation Agreement;

(b)                                 The termination of the 2016 Equity Interest Pledge Agreements and the 2016 Loan Agreements by and between each of the Individual Shareholders and the Assignor, and the cancellation of the equity interest pledge registration of Hexin E-Commerce’s 100% equity for the benefit of the Assignor (the “Prior Equity Pledge Registration”);

(c)                                  The execution and immediate effectiveness of a new set of equity interest pledge agreements by and between each of the Individual Shareholders and the Assignee for the benefit of the Assignee, and the completion of equity interest pledge registration Hexin E-Commerce’s 100% equity interest for the benefit of the Assignee;

(d)                                 The termination of the 2016 Exclusive Option Agreements and the 2016 Power of Attorney by the Assignor and the respective Parties thereto; and

(e)                                  The execution and immediate effectiveness of exclusive option agreements and powers of attorney by each of the Individual Shareholders for the benefit of the Assignee.

I                                           The Assignee understands and acknowledges that the Assignment of Control excludes any rights, titles, interests or claims that Hexin E-Commerce, the Assignee or any of their respective Affiliates may have in, to or under the Wusu Contractual Arrangement, or as the interest holder of Wusu Company (the “Excluded Business”).

IT IS AGREED:

1                                         DEFINITIONS

Certain Definitions

For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority;

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Approval” means any approval, license, permit, authorization, release, order, consent or franchise required to be obtained from, or any registration, qualification, certificate, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing;

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement;

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in the PRC, Hong Kong and the United States are authorized to close for business;

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person;

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto);

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.  “Controlled”, “Controlling” and “under common Control with” have correlative meanings.  Without limiting the foregoing a Person (“Controlled Person”) shall be deemed Controlled by:

(a)                                 any other Person (“10% Owner”):

(i)                                     owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person; or

(ii)                                  entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person;

(b)                                 an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or

(c)                                  a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended; and means, as to PRC limited liability companies, the business license, articles of association, shareholders’ agreement or other equivalent documents;

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation;

“Financial Statements” means the financial statements of the Hexin E-Commerce Parties provided by the Warrantors consisting of the unaudited balance sheet, income statement and cash flow statement of the Hexin E-Commerce Parties as of and for the fiscal years ended March 31, 2018, 2019, 2020 and as of and for the nine months ended September 30, 2020, prepared by the respective Hexin E-Commerce Party in accordance with PRC or US GAAP applied on a consistent basis;

“GAAP” means generally accepted accounting principles as in effect in the United States of America;

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government (including the government of the PRC and any other relevant jurisdiction);

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Hexin E-Commerce Subsidiaries’ Charters” means the Incorporation Documents of the Hexin E-Commerce Subsidiaries, as amended and effective;

“Knowledge” means, with respect to the Warrantors, the actual knowledge of the Warrantors, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of each Hexin E-Commerce Party who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such party has made such due inquiry and due diligence;

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due;

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law;

“Material Adverse Effect” means any change, effect, event, circumstance, occurrence, fact, condition or development that, taken together with all other changes, effects, events, circumstances, occurrences, facts, conditions and developments, is materially adverse to the business, assets, liabilities, properties, operations or financial conditions of the respective Party or each of the Hexin E-Commerce Parties;

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority;

“Organizational Documents” means the certificate of incorporation, the articles of associations, and bylaws or similar organizational documents, as amended and effective, of the Parties, as applicable;

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof;

“Prior Equity Pledge Registration” has the meaning ascribed to it in the recitals;

“PRC” means the People’s Republic of China but solely for purposes of this Agreement and the other Transaction Documents, does not include Hong Kong, Macau and Taiwan;

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants);

“SAMR” means the State Administration for Market Regulation of the PRC (中华人民共和国国家市场监督管理总局) or its authorized local branch, including its successors and its counterparts;

“Taxes” means:

(a)                                 all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(b)                                 any Liability for payment of amounts described in (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and

(c)                                  any Liability for the payment of amounts described in (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, declaration, report, estimate, claim for refund, claim for extension, information return, or statement relating to any Tax, including any schedule or attachment thereto.

“Warrantors” means the Assignor, together with Hexin E-Commerce and the Individual Shareholders.

2                                         THE ASSIGNMENT OF CONTROL OVER HEXIN E-COMMERCE

2.1                     Assignment of Control

At the Closing (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement:

2.1.1                     Assignment of the 2016 Exclusive Business Cooperation Agreement

(a)                                 Assignment. The Assignor shall assign and transfer to and for the benefit of the Assignee, all of Assignor’s right, title and interest in, to and under the Exclusive Business Cooperation Agreement (the “Assumed Contract”), together with all rights, privileges and benefits appertaining thereto, effective as of the date of the Closing.

(b)                                 Assumption. The Assignee shall accept the assignment and transfer of the Assumed Contract by the Assignor pursuant to clause 2.1.1(a) above and shall assume, and undertake and agree to hereafter pay, perform and discharge in accordance with their terms any and all of the liabilities, obligations and commitments of Assignor relating to the Assumed Contract, effective as of the date of the Closing.

(c)                                  Consent. Each of the Individual Shareholders and Hexin E-Commerce, as applicable, hereby consents to the assignment of the Assumed Contract by the Assignor to the Assignee.

(d)                                 The Assignor and the Assignee acknowledge and agree that the representations, warranties, covenants and agreements contained in the Assumed Contract shall remain in full force and effect to the full extent provided therein.

(e)                                  The Assignor and Hexin E-Commerce shall, for the purpose of the implementation of the assignment of exclusive business cooperation agreement contemplated above, terminate the 2016 Exclusive Business Cooperation Agreement, and Hexin E-Commerce shall execute a new exclusive business cooperation agreement, in substantially the form attached hereto as Annex B, with the Assignee with immediate effect.

2.1.2                     Termination and Execution of 2016 Equity Interest Pledge Agreements and Loan Agreements

(a)                                 The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall terminate the respective 2016 Equity Interest Pledge Agreements and 2016 Loan Agreements.

(b)                                 Each of the Individual Shareholders and Hexin E-Commerce shall execute an equity interest pledge agreement, in substantially the form attached hereto as Annex C, with immediate effect to create an equity pledge on 100% equity interest of Hexin E-Commerce in favor of the Assignee.

(c)                                  The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall, for the purpose of the implementation of the termination and execution of equity interest pledge agreements as contemplated above, shall as soon as practicable but in no event later than the date of the Closing to cancel the Prior Equity Pledge Registration and register an equity pledge on Hexin E-Commerce’s 100% equity interest in favor of the Assignee.

2.1.3                     Termination and Execution of 2016 Exclusive Option Agreements and Power of Attorney

(a)                                 The Assignor shall execute a power of attorney resignation letter and relinquish all  rights, interests and obligations appertaining to the equity interest of Hexin E-Commerce pursuant to the 2016 Power of Attorney.

(b)                                 The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall terminate the respective 2016 Exclusive Option Agreements.

(c)                                  Each of the Individual Shareholders and Hexin E-Commerce shall execute an exclusive option agreement with immediate effect to grant to the Assignee an exclusive option to purchase all or part of such Individual Shareholder’s equity interest in Hexin E-Commerce.

(d)                                 Each of the Individual Shareholders shall execute a power of attorney with immediate effect to authorize the Assignee or a legal or natural person designated by the Assignee to exercise all of the respective Individual Shareholder’s rights as interest holder of Hexin E-Commerce.

2.1.4                     For the avoidance of doubt, the Parties agree that the Assignment of Control excludes any assets, rights, titles, interests, privileges or benefits in relation to the Excluded Business.

2.2                     Assignment Consideration

At the Closing and subject to and upon the terms and conditions of this Agreement, the Assignee shall deliver to the Assignor the Assignment Consideration in the amount of RMB 5 million with immediately available cash in US Dollars or RMB via wire transfer to bank account designated by Assignor.

2.3                     Hexin E-Commerce Consent

Hexin E-Commerce, as the sole interest holder of Hexin E-Commerce Subsidiaries, hereby approves, authorizes and consents to the execution and delivery of this Agreement and the Ancillary Documents, the performance by Hexin E-Commerce Subsidiaries of its obligations hereunder and thereunder the Assumed Contract, and the consummation by Hexin E-Commerce Subsidiaries of the transactions contemplated hereby and thereby, as applicable.  Hexin E-Commerce acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of Hexin E-Commerce as may be required (and shall, if applicable, operate as a written shareholder resolution of Hexin E-Commerce Subsidiaries) pursuant to the Hexin E-Commerce Subsidiaries’ Charters, any other agreement in respect of Hexin E-Commerce Subsidiary to which Hexin E-Commerce is a party and all applicable Laws.

3                      CLOSING

3.1                     Closing

Subject to the satisfaction or waiver of the conditions set forth in clause 4, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper UK LLP, 20th Floor, South Tower, Kerry Center. No. 1 Guanghua Road, Chao Yang District, Beijing, People’s Republic of China, on the first Business Day after all the closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place as the Assignor and the Assignee may agree (the date and time at which the Closing is actually held being “Closing Date”).

At the Closing, each of the Individual Shareholders and Hexin E-Commerce, as applicable, shall enter into and execute agreements, amendments to agreements or any other required documents to reflect the Assignment of Control as contemplated in this Agreement, including, but not limited to the followings:

(a)                                 All parties shall execute and deliver to the other parties the originals of this Agreement;

(b)                                 The Assignor and Hexin E-Commerce shall enter into a termination agreement to terminate the 2016 Exclusive Business Cooperation Agreement;

(c)                                  Hexin E-Commerce shall execute a new exclusive business cooperation agreement, in substantially the form attached hereto as Annex B, with the Assignee with immediate effect;

(d)                                 Each of the Individual Shareholders and Hexin E-Commerce shall execute a termination agreement to terminate the 2016 Equity Pledge Agreements and the 2016 Loan Agreements;

(d)                                 Each of the Individual Shareholders and/or Hexin E-Commerce shall execute an equity pledge agreement, in substantially the form attached hereto as Annex C, with immediate effect to create an equity pledge on 100% equity interest of Hexin E-Commerce in favor of the Assignee, and shall register the same with the SAMR;

(e)                                  The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall execute a termination agreement to terminate the respective 2016 Exclusive Option Agreements;

(f)                                   Each of the Individual Shareholders and Hexin E-Commerce shall execute a new exclusive option agreement with immediate effect to grant to the Assignee an exclusive option to purchase all or part of such Individual Shareholder’s equity interest in Hexin E-Commerce;

(g)                                  The Assignor shall execute a power of attorney resignation letter and relinquish all rights, interests and obligations appertaining to the equity interest of Hexin E-Commerce under the 2016 Power of Attorney.

(h)                                 Each of the Individual Shareholders shall execute a power of attorney with immediate effect to authorize the Assignee or a legal or natural person designated by the Assignee to exercise all of the respective Individual Shareholder’s rights as interest holder of Hexin E-Commerce; and

(i)                                     The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall have completed the cancellation of the Prior Equity Pledge Registration and the new share pledge registration for the sole benefit of the Assignee and deliver to the Assignee notice from the SAMR as the proof of such cancellation and completion of registration.

4                      CLOSING CONDITIONS

4.1                     Conditions to Each Party’s Obligations

The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Assignor and the Assignee of the following conditions:

4.1.1                     No Violations

No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

4.1.2                     No Litigation

There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

4.1.3                     Fairness Opinion

The independent directors of the Parent Company shall have received a fairness opinion issued by Asia-Pacific Consulting and Appraisal Limited.

4.2                     Conditions to Obligations of the Assignor

In addition to the conditions specified in clause 4.1, the obligations of the Assignor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Assignor) of the following condition:

4.2.1                     Payment of Assignment Consideration

At the Closing, the Assignee shall deliver to the Assignor the Assignment Consideration by wire transfer or by check to the Assignor in RMB or USD to a bank account designed by the Assignor.

4.3                     Conditions to Obligations of the Assignee

In addition to the conditions specified in clause 4.1, the obligations of the Assignee to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Assignee) of the following conditions:

4.3.1                     Delivery of Notice

The Assignor shall have delivered a written notice to Hexin E-Commerce and each Individual Shareholders in relation to the assignment of Assignor’s rights hereto to the Assignee prior to the Closing.

4.3.2                     Representations and Warranties.

The representations and warranties made by each of the Assignor, Hexin E-commerce, Individual Shareholder and the Warrantor in clause 6, 7, 8 and 9, respectively, shall be true, correct and complete in all material respects when made, and shall be true and correct and complete in all material respects as of the Closing with the same force and effect as if they had been made on and as of such date, unless any representations and warranties are made with respect to a specified date, in which case, as of such date.

4.3.3                     Performance of Obligations.

Each Warrantor shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement and any Ancillary Document related hereto that are required to be performed or complied with by it on or before the Closing.

4.3.4                     Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated hereby at the Closing and all documents and documents incidental to such proceedings shall have been completed or produced, and the Assignee shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

4.3.5                     Approvals, Consents and Waivers.

Each Warrantor shall have obtained any and all Approvals, if any, necessary for consummation of the transactions contemplated by this Agreement and any Ancillary Document related hereto.

4.3.6                     Registration of Equity Pledge.

The Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall have completed the cancellation of the Prior Equity Pledge Registration and the new equity pledge registration for the sole benefit of the Assignee with the SAMR.

4.4                     Frustration of Conditions

Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this clause 4 to be satisfied if such failure was caused by such the failure of such Party or its Affiliates to comply with or perform any of its covenants or obligations set forth in this Agreement.

5                      ASSIGNEE’S REPRESENTATIONS AND WARRANTIES

The Assignee hereby represents and warrants to the Assignor as follows:

5.1                     Authorization; Binding Agreement

The Assignee has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Assignee, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, “Enforceability Exceptions”).

5.2                     Governmental Approvals

No Consent of or with any Governmental Authority, on the part of the Assignee is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which such Party is qualified or authorized to do business in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with the NASDAQ Stock Market with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

5.3                     Non-Contravention

The execution and delivery by the Assignee of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of such Party (if any), (b) conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of such Party.

6                      ASSIGNOR’S REPRESENTATIONS AND WARRANTIES

The Assignor hereby represents and warrants to the Assignee as follows:

6.1                     Due Organization and Good Standing

The Assignor is a company duly incorporated, validly existing and in good standing under the laws of the PRC.

6.2                     Authorization; Binding Agreement

The Assignor has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Assignor, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

6.3                     Governmental Approvals

Except as otherwise provided by this Agreement in connection with the share pledge registration of Hexin E-Commerce with the SAMR, no Consent of or with any Governmental Authority, on the part of the Assignor are required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Assignor is qualified or authorized to do business in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ Stock Market with respect to the transactions contemplated by this Agreement, or (d) applicable requirements, if any, of the Securities Act, the Exchange Act and/ or any state “blue sky” securities laws, and the rules and regulations thereunder.

6.4                     Non-Contravention

The execution and delivery by the Assignor of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of the Assignor(if any), (b) conflict with or violate any Law, Order or Consent applicable to the Assignor or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Assignor under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Assignor under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Assignor.

7                      HEXIN E-COMMERCE’S REPRESENTATIONS AND WARRANTIES

Hexin E-Commerce hereby represents and warrants to the Assignee and Assignor as follows:

7.1                     Due Organization and Good Standing

Hexin E-Commerce and Hexin E-Commerce’s Subsidiaries are companies duly incorporated, validly existing and in good standing under the laws of the PRC.

7.2                     Authorization; Binding Agreement

Hexin E-Commerce has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been, and shall be when delivered, duly and validly executed and delivered by Hexin E-Commerce, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of Hexin E-Commerce, enforceable against Hexin E-Commerce in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

7.3                     Governmental Approvals

No Consent of or with any Governmental Authority, on the part of Hexin E-Commerce are required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which Hexin E-Commerce is qualified or authorized to do business in order to maintain such qualification or authorization, (b) such filings as contemplated by this Agreement.

7.4                     Non-Contravention

The execution and delivery by Hexin E-Commerce of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Organizational Documents of Hexin E-Commerce (if any), (b) conflict with or violate any Law, Order or Consent applicable to Hexin E-Commerce  or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Hexin E-Commerce under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of Hexin E-Commerce under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of Hexin E-Commerce.

8                      INDIVIDUAL SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES

Each of the Individual Shareholders hereby represents and warrants to the Assignor that, each of the Individual Shareholders is of sound mind, has the necessary legal capacity to perform his or her obligations hereunder, and has entered into this Agreement of his or her own will and understands the nature of the obligations to be assumed by him or her under the this Agreement.

9                      WARRANTORS’ FURTHER REPRESENTATIONS AND WARRANTIES

The Warrantors hereby jointly and severally represent and warrant to the Assignee that, as of the date hereof and at the Closing (unless otherwise specified) hereunder (or, if such representations and warranties are made with respect to a certain date, as of such date), each of the statements contained in Exhibit A is true, accurate and complete in all material respects.

10               COVENANTS

10.1              Hexin E-Commerce shall perform all of its obligations contained in the Wusu Contractual Arrangement according to its terms, and shall not act in any way to contravene any terms of the Wusu Contractual Arrangement so long as the Wusu Contractual Arrangement remains in effect.

10.2              Each of the Individual Shareholders shall not act, or direct Hexin E-Commerce to act in any way to contravene any terms the Wusu Contractual Arrangement so long as the Wusu Contractual Arrangement remains in effect.

10.3              The Assignee undertakes to forgo any claim over any assets, rights, interests, privileges or benefits of the Excluded Business.

10.4              Each Party shall from time to time and at all times hereafter make, do, execute, or cause to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement and any Ancillary Document related hereto.

11               TERMINATION AND EXPENSES

11.1              Termination

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a)                                 by mutual written consent of the Assignor and the Assignee;

(b)                                 by written notice by either the Assignor or the Assignee, if the Closing shall not have occurred on or prior to December 31, 2020 (the “Long Stop Date”), unless such date is extended by the mutual written consent of the Assignor and the Assignee; provided, however, that the right to terminate this Agreement pursuant to this clause 11.1 (b) shall not be available to a Party, if the failure to close is primarily caused by a failure by such Party to comply with its obligations under this Agreement; or

(c)                                  by written notice by either the Assignor or the Assignee if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority.

11.2              Effect of Termination

This Agreement may only be terminated in the circumstances described in clause 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of clause 11.1 under which such termination is made.  In the event of the valid termination of this Agreement pursuant to clause 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement.  Without limiting the foregoing, and except as provided in this clause 11, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to clause 11.1.

11.3              Fees and Expenses

All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.  As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

12               RELEASES

Release and Covenant Not to Sue

Effective as of the Closing, to the fullest extent permitted by applicable Law, the Assignee, on behalf of itself and its Affiliates, respectively (the “Releasing Persons”), will release and discharge the Assignor from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Assignor arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Assignor, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date.  From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Assignor or its Affiliates, based upon any matter purported to be released hereby.  Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

13               SURVIVAL AND INDEMNIFICATION

13.1              Survival

All representations and warranties of the Assignee contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until the second anniversary of the Closing Date; provided, however, that the representations and warranties contained in clause 5.1 (Authorization; Binding Agreement) shall survive indefinitely.  Additionally, Fraud Claims against the Assignee shall survive indefinitely.  If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this clause 13.1, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.  All covenants, obligations and agreements of the Assignee contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.  For the avoidance of doubt, a claim for indemnification under any subsection of clause 13.2 other than clauses (a) or (b) thereof may be made at any time.

13.2              Indemnification by the Assignee

Subject to the terms and conditions of this clause 13, from and after the Closing, the Assignee and its respective successors and assigns (with respect to any claim made under this clause 13.2, “Indemnifying Parties”) will jointly and severally indemnify, defend and hold harmless the Assignor its Affiliates and their respective officers, directors, managers, employees, successors and permitted assigns (with respect to any claim made under this clause 13.2, “Indemnified Parties”) from and against any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses), (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim):

(a)                                 the breach of any representation or warranty made by the Assignee set forth in this Agreement or in any certificate or document delivered by the Assignee pursuant to this Agreement;

(b)                                 the breach of any covenant or agreement on the part of the Assignee set forth in this Agreement or in any certificate or document delivered by the Assignee pursuant to this Agreement;

(c)                                  any Action by Person(s) who were holders of equity interest of the Assignor, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Assignor, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities; or

(d)                                 any Fraud Claims.

13.3              Limitations and General Indemnification Provisions

13.3.1              Solely for purposes of determining the amount of Losses under this clause 13 (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement or any Ancillary Document that are qualified by materiality or words of similar import or effect will be deemed to have been made without any such qualification.

13.3.2              No investigation or knowledge by an Indemnified Party its Representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the representations, warranties, covenants and agreements of the Indemnifying Party or the recourse available to the Indemnified Parties under any provision of this Agreement, including this clause 13, with respect thereto.

13.3.3              The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums resulting from such Loss or insurance payment.

13.4              Indemnification Procedures

13.4.1              In order to make a claim for indemnification hereunder, the Assignor must provide written notice (“Claim Notice”) of such claim to the Indemnifying Parties, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Assignor may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to Indemnifying Parties).

13.4.2              In the case of any claim for indemnification under this clause 13 arising from a claim of a third party (including any Governmental Authority) (“Third Party Claim”), the Assignor must give a Claim Notice with respect to such Third Party Claim to the Indemnifying Parties promptly (but in no event later than 30 days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice.  The Indemnifying Parties will have the right to defend and to direct the defense against any such Third Party Claim, at its expense and with counsel selected by Indemnifying Parties, unless (i) the Indemnifying Parties fails to acknowledge fully to the Assignor the obligations of the Indemnifying Parties to such Indemnified Party within 20 days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Indemnifying Parties and the Assignor in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim or (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Parties.  If the Indemnifying Parties elects, and is entitled, to compromise or defend such Third Party Claim, it will within 20 days (or sooner, if the nature of the Third Party Claim so requires) notify the Assignor of its intent to do so, and Indemnifying Parties and the Indemnified Party will, at the request and expense of Indemnifying Parties, cooperate in the defense of such Third Party Claim.  If Indemnifying Parties elects not to, or at any time is not entitled under this clause 13.4 to, compromise or defend such Third Party Claim, fails to notify the Assignor of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Assignor may pay, compromise or defend such Third Party Claim.  Notwithstanding anything to the contrary contained herein, the Indemnifying Parties will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Assignor without the prior written consent of Indemnifying Parties (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss.  The Indemnifying Parties’ right to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Assignor (such consent to be withheld, conditioned or delayed only for a good faith reason).  Notwithstanding the Indemnifying Parties’ right to compromise or settle in accordance with the immediately preceding sentence, Indemnifying Parties may not settle or compromise any Third Party Claim over the objection of the Assignor; provided, however, that consent by the Assignor to settlement or compromise will not be unreasonably withheld, delayed or conditioned.  The Assignor will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Parties’ right to direct the defense.

13.4.3              With respect to any direct indemnification claim that is not a Third Party Claim, the Indemnifying Parties will have a period of 30 days after receipt of the Claim Notice to respond thereto.  If Indemnifying Parties does not respond within such 30 days, Indemnifying Parties on behalf of Indemnifying Parties will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in this clause 13 and will have no further right to contest the validity of such Claim Notice.  If Indemnifying Parties responds within such 30 days after the receipt of the Claim Notice and rejects such claim in whole or in part, the Assignor will be free to pursue such remedies as may be available under this Agreement, any Ancillary Documents or applicable Law.

13.5              Exclusive Remedy

From and after the Closing, except with respect to Fraud Claims related to the negotiation or execution of this Agreement or claims seeking injunctions or specific strict performance, indemnification pursuant to this clause 13 shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement or in any certificate or instrument delivered pursuant to this Agreement or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

14               MISCELLANEOUS

14.1              Notices

All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Assignor:	Beijing Hexin Yongheng Technology Development Co., Ltd.

Address: Room 1301, Floor 13, Jia No. 92-4 to 24 Jianguo

Road, Chaoyang District, Beijing, People’s Republic of China

Attn: Xiaobo An

With a copy to:	DLA Piper UK LLP

20th Floor, South Tower, Kerry Center

No. 1 Guanghua Road, Chao Yang District

Beijing, People’s Republic of China

If to the Assignee:	Kuaishangche Automobile Leasing Co., Ltd.

Address: Room 704, Floor 7, Jia No. 92-4 to 24 Jianguo Road

Chaoyang District, Beijing, People’s Republic of China.

14.2              Binding Effect;  Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Assignor and the Assignee, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

14.3              Third Parties

Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

14.4              Arbitration

Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this clause 14.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (“Dispute”) shall be governed by this clause 14.4.  A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute.  The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within 10 Business Days of the notice of such Dispute being received by such other parties subject to such Dispute; the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within 60 days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute.  Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Arbitration Rules (“Arbitration Rules”) of the China International Economic and Trade Arbitration Commission (the “CITAC”).  Any party involved in such Dispute may submit the Dispute to the CITAC to commence the proceedings after the Resolution Period.  To the extent that the CITAC Procedures and this Agreement are in conflict, the terms of this Agreement shall control.  The arbitration shall be conducted by one arbitrator nominated by the CITAC promptly (but in any event within five Business Days) after the submission of the Dispute to the CITAC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements.  The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five Business Days) after his or her nomination and acceptance by the parties subject to the Dispute.  The proceedings shall be streamlined and efficient.  The arbitrator shall decide the Dispute in accordance with the substantive law of the PRC.  Time is of the essence.  Each party shall submit a proposal for resolution of the Dispute to the arbitrator within 20 days after confirmation of the appointment of the arbitrator.  The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals.  The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal.  The seat of arbitration shall be in Beijing, China.  The language of the arbitration shall be Mandarin.

14.5              Governing Law; Jurisdiction

This Agreement shall be governed by, construed and enforced in accordance with the Laws of the PRC without regard to the conflict of laws principles thereof.

14.6              Specific Performance

Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.  Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

14.7              Severability

In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.8              Amendment

This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Assignor and the Assignee.

14.9              Waiver

The Assignee on behalf of itself and its Affiliates and the Assignor on behalf of itself, its Subsidiaries and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

14.10       Entire Agreement

This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

14.11       Interpretation

The table of contents and the clause headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.  In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular clause or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “clause”, “schedule”, “exhibit” and “annex” are intended to refer to clauses, schedules, exhibits and annexes to this Agreement; and (k) the term “Dollars” or “$” means United States dollars.  Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person.  Any reference in this Agreement or any Ancillary Document to a Person’s shareholders shall include any applicable owners of the equity interests of such Person, in whatever form.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Subsidiaries to be given, delivered, provided or made available by the Subsidiaries, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Assignee or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Subsidiaries for the benefit of the Assignee and its Representatives and the Assignee and its Representatives have been given access to the electronic folders containing such information.

14.12       Counterparts

This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Assignee

Signed and delivered on behalf of	)
Kuaishangche Automobile Leasing Co., Ltd.	)
(Assignee). by:	)	Signature

Name (block capitals)
Title:

Signature Page to the Assignment and Assumption Agreement

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Assignor

Signed and delivered on behalf of Beijing	)
Hexin Yongheng Technology Development	)
Co., Ltd. by:		Signature

		Name (block capitals)	XIAOBO AN
Title: Legal Representative

Signature Page to the Assignment and Assumption Agreement

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Xiaobo An

Signed and delivered by: Xiaobo An	)
	)	Signature

		Name (block capitals)	XIAOBO AN

Xiaoning An

Signed and delivered by: Xiaoning An	)
	)	Signature

		Name (block capitals)	XIAONING AN

Xiaobin Zhai

Signed and delivered by: Xiaobin Zhai	)
	)	Signature

		Name (block capitals)	XIAOBIN ZHAI

Signature Page to the Assignment and Assumption Agreement

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Signed and delivered on behalf of Hexin E-)
Commerce Co., Ltd. by:	)	Signature

		Name (block capitals)	XIAOBO AN
Title: Legal Representative

Signature Page to the Assignment and Assumption Agreement

Annex A -Wusu Contractual Arrangement

Annex B- Exclusive Business Cooperation Agreement

Annex C- Equity Interest Pledge Agreement

Exhibit A- Further Representations and Warranties of the Warrantors

1.                  Organization, Good Standing and Qualification.

Each Hexin E-Commerce Party is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the Laws of the jurisdiction of its incorporation or establishment.  Each Hexin E-Commerce Party has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its business, and is duly qualified to transact business in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a material adverse effect.  Except for Tianjin Bozhishuntai Technology Co., Ltd., and Tianjin Qinhe Electronic Technology Co., Ltd., no order has been made or petition presented or resolution passed for the winding up, liquidation or dissolution of any Hexin E-Commerce Party and no distress, execution or other process has been levied on any Hexin E-Commerce Party’s assets.

2.                  Subsidiaries.

Except as explicitly disclosed to the Assignee, no Hexin E-Commerce Party currently owns or Controls, directly or indirectly, any interest or share in any other Person or is currently a participant in any joint venture, partnership or similar arrangement; no Hexin E-Commerce Party is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.                  Hexin E-Commerce Parties.

(a)           The registered capital of each of the Hexin E-Commerce Parties is fully paid as required under its articles of association and applicable PRC Law.

(b)           One hundred percent (100%) of the equity interests of each Hexin E-Commerce Party is duly vested in its shareholders as its investors and owners in accordance with applicable PRC Law.

(c)           There are no outstanding rights, or commitments made by each of the Hexin E-Commerce Parties to issue or sell or any of its investors and owners, to purchase any equity interest in each of the Hexin E-Commerce Parties, except as disclosed to the Assignee.

(d)           There are no bonds, debentures, notes or other indebtedness of any of the Hexin E-Commerce Parties having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests of each of the Hexin E-Commerce Parties may vote.  There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the equity interests to which of any of the Hexin E-Commerce Parties is a party or is otherwise bound.

(e)           The incorporation documents relating to each of the Hexin E-Commerce Parties are valid and have been duly approved or issued (as applicable) by the appropriate PRC authorities and are valid and in full force.

(f)            All Approvals from Governmental Authorities required for the qualifications of each Hexin E-Commerce Parties for its Businesses under PRC laws as currently operated, or contemplated to be operated, have been duly obtained from the appropriate PRC authorities and are in full force and effect.

(g)           All filings and registrations with the PRC authorities required in respect of each of the Hexin E-Commerce Parties and its operations have been duly completed, in all material respects, in accordance with the relevant Laws.

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(h)           None of the Hexin E-Commerce Parties has received any letter or notice from any relevant authority notifying each of the Hexin E-Commerce Parties of the revocation of any Approvals from Governmental Authorities issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each of the Hexin E-Commerce Parties.

(i)            No Hexin E-Commerce Party has any reason to believe that any Approvals from Governmental Authorities requisite for the conduct of any part of each of the Hexin E-Commerce Parties’ business which are subject to periodic renewal will not be granted or renewed by the relevant PRC authorities.

(j)            With respect to any land use right, building, property and investment held or leased by each of the Hexin E-Commerce Parties, it has exclusive, full and unimpaired legal and beneficial ownership of its rights, leasehold interests, property and investments free from any mortgages or security interests of any nature, third party rights, conditions, orders or other restrictions and has obtained all necessary Approvals and effected all necessary registrations with Government Authorities with respect thereto.

(k)           All applicable laws and regulations with respect to the opening and operation of foreign exchange accounts and foreign exchange activities of each of the Hexin E-Commerce Parties have been fully complied with, and all requisite approvals from the SAFE in relation thereto have been duly obtained.

(l)            With regard to employment and staff or labour management, each of the Hexin E-Commerce Parties has complied with all applicable PRC laws and regulations, including laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like, except for any breach or violation that would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(m)          There are no outstanding stock options with respect to each of the Hexin E-Commerce Parties.

4.                  Regulatory Matters.

Without limiting any particular representatives and warranties of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect, (i) the Hexin E-Commerce Parties have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary with respect to such Person and their investment in the Hexin E-Commerce Parties, and with respect to the Hexin E-Commerce Parties and their operations; and (ii) all filings and registrations with applicable Governmental Authorities required with respect to the Hexin E-Commerce Parties have been duly completed in accordance with applicable Law.  No Hexin E-Commerce Party has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or the need for compliance or remedial actions with respect to the activities carried out directly or indirectly by such Person. Each Hexin E-Commerce Party has been substantially conducting its Business activities within the permitted scope of business or is otherwise operating its Businesses in compliance with all relevant Laws in all material respects.  No Warrantors has reason to believe that any authorization of any Governmental Authority, license or permit required for the conduct of any part of its Business which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

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5.                  Tax Matters.

(a)           Each Hexin E-Commerce Party (i) has timely filed (taking into account any extension of time within which to file) all Tax Returns that are required to be filed by it with any Governmental Authority, (ii) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (iii) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (i) and (ii), unpaid Taxes that are in contest with the Tax authority by any Hexin E-Commerce Party in good faith or are nonmaterial in amount.

(b)           Each Tax Return referred to in paragraph (a) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete in all material respects.  None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading.  No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law.  All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Hexin E-Commerce Party have been duly maintained.  No written claim has been made by a Governmental Authority in a jurisdiction where any Hexin E-Commerce Party does not file Tax Returns that such Hexin E-Commerce Party is or may be subject to taxation by that jurisdiction.

(c)           The assessment of any additional Taxes with respect to the applicable Hexin E-Commerce Party for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements, and there are no unresolved questions or claims concerning any Tax Liability of any Hexin E-Commerce Party.  There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Hexin E-Commerce Party, and to the best Knowledge of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Hexin E-Commerce Party.

(d)           No Hexin E-Commerce Party has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes.  No Hexin E-Commerce Party is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise.

6.                  Charter Documents; Books and Records.

The Charter Documents of each Hexin E-Commerce Party are in the form provided to the Assignee.  Each Hexin E-Commerce Party has made available to the Assignee or its counsel a copy of its minute books.  Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects in all material respects all transactions referred to in such minutes accurately.  Each Hexin E-Commerce Party maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice.

7.                  Action and Governmental Orders.

To the best Knowledge of the Warrantors, there is no Governmental Order restraining, enjoining or otherwise prohibiting the operation of its business or the consummation of the transactions contemplated by this Agreement and any Ancillary Document related hereto.  There is no Action pending or, to the best Knowledge of the Warrantors, currently threatened against any Hexin E-Commerce Party or any of the directors or key employees of any Hexin E-Commerce Party with respect to the respective businesses or proposed business activities of each Hexin E-Commerce Party, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any material Action involving the prior employment of any employees of any Hexin E-Commerce Party, their use in connection with such Hexin E-Commerce Party’s Business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

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8.                  Liabilities.

None of the Hexin E-Commerce Parties is a guarantor or indemnitor of any Liabilities of any other Person that is not a Hexin E-Commerce Party.

9.                  Compliance with Laws.

(a)           Each Hexin E-Commerce Party has been and is in compliance with all Laws in all material respects that are applicable to it or to the conduct or operation of its Business or the ownership or use of any of its assets or properties.

(b)           No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Hexin E-Commerce Party of, or a failure on the part of such Hexin E-Commerce Party to comply with, any Law, in any material respect, or (ii) may give rise to any obligation on the part of a Hexin E-Commerce Party to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in order to comply with applicable Laws in all material respects.

(c)           No Hexin E-Commerce Party (i) has received any notice from any Governmental Authority regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law or (ii) has received any notice from any Governmental Authority regarding any actual, alleged, possible or potential obligation on the part of such Hexin E-Commerce Party to undertake, or to bear all or any portion of the cost of, any remedial action of any nature or (iii) to its Knowledge, is under investigation by any Governmental Authority with respect to a violation of any Law.

(d)           The business of each Hexin E-Commerce Party as now conducted is, in compliance with all Laws and regulations that may be applicable in all material aspects, including without limitation all Laws of the PRC with respect to telecommunication, dangerous chemicals, mergers, acquisitions, foreign investment and foreign exchange transactions.

10.           Titles and Properties.

(a)           Except as described in the Financial Statements, the Hexin E-Commerce Parties have good and valid title to, or a valid leasehold interest in, all of their material assets they use or may need to use in the conduct of their respective businesses, whether real, personal or mixed (including but not limited to all such assets reflected in the Financial Statements), free and clear of any and all Liens or third party claims, including any creditors’ rights.  The foregoing assets collectively represent all material assets, rights and properties necessary for the conduct of the business of the Hexin E-Commerce Parties in the manner conducted during the periods covered by the Financial Statements.  All material leases of real or personal property to which a Hexin E-Commerce Party is a party are fully effective and afford the Hexin E-Commerce Party valid leasehold possession and subletting rights of the real or personal property that is the subject of the lease.

(b)           All machinery, vehicles, equipment and other tangible personal property owned or leased by a Hexin E-Commerce Party that are material to its business of the Hexin E-Commerce Parties are (i) in good condition and repair (reasonable wear and tear excepted) and (ii) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business.

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11.           Permits.

Each Hexin E-Commerce Party has all Approvals, including any special approval or permits required under the Laws of the PRC (the “Permits”), necessary for its incorporation, existence and qualification for respective business as now conducted.  Each such Permit is valid and in full force and effect; no Hexin E-Commerce Party is in default or violation in any material respect of any such Permit; no Hexin E-Commerce Party has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any such Permit; and no suspension, cancellation or termination of any such Permits is threatened or imminent.

12.           Compliance with Other Instruments.

No Hexin E-Commerce Party is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Hexin E-Commerce Party of and compliance by each Hexin E-Commerce Party with each of this Agreement and any Ancillary Document related hereto to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, will not result in (a) any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the Charter Documents of any Hexin E-Commerce Party, (ii) any material contract, or (iii) any applicable Law in any material respect, (b) the creation or imposition of any Lien upon, or with respect to, any of the properties, assets or rights of any Hexin E-Commerce Party, or (c) any termination, modification, cancellation, or suspension of any right of, or any augmentation or acceleration of any obligation of, any Hexin E-Commerce Party.

13.           Intellectual Property Rights.

(a)           The Hexin E-Commerce Parties own or otherwise have the sufficient right or license to use all material Intellectual Property that is necessary to conduct their main Businesses without any violation or infringement of the rights of others, free and clear of any and all Liens.  There is no pending or, to the best Knowledge of the Warrantors, threatened claim or litigation against any Hexin E-Commerce Party contesting the right to use such Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party.  All inventions and know-how conceived by employees of the Hexin E-Commerce Parties to the extent they are necessary to the main Businesses of the Hexin E-Commerce Parties, are “works made for hire”, and all right, title, and interest therein, including any applications therefor, have been transferred and assigned to, and are currently owned by, the Hexin E-Commerce Parties.

(b)           To the best Knowledge of the Warrantors, no proceedings or claims in which any Hexin E-Commerce Party alleges that any Person is infringing upon, or otherwise violating, any Hexin E-Commerce Party’s Intellectual Property rights are pending, and none has been served, instituted or asserted by any Hexin E-Commerce Party.

(c)           The Hexin E-Commerce Parties have each taken all reasonable security measures that are commercially prudent in order to protect the secrecy, confidentiality and value of their respective Intellectual Property.

(d)           Except for those data that shall remain the sole property of users and thus are not permitted to be disclosed or disposed of by the Hexin E-Commerce Parties pursuant to applicable Laws, each Hexin E-Commerce Party owns all right, title and interest in and to all data it collects from or discloses about users of its products and services. Its practices regarding the collection and use of consumer personal information are in accordance in all material respects with applicable Laws of all jurisdictions in which it operates and does not violate any Person’s right, title or interest in any material respect.  The Hexin E-Commerce Parties maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in compliance in all material respects with all applicable Laws and Contracts applicable to any Hexin E-Commerce Party.  To the Knowledge of the Warrantors, there have been no material security breaches relating to, or violations of any security policy regarding any data or information of Hexin E-Commerce Parties’ customers or used by the Hexin E-Commerce Parties.  To the Knowledge of the Warrantors, there has been no loss, unauthorized access, misappropriation, or misuse of any data or information of Hexin E-Commerce Parties’ customers or used by the Hexin E-Commerce Parties to conduct its business.

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15.           Labor and Employment Matters.

(a)           (i) To the Knowledge of the Warrantors, there is no, and there has not been during the previous three (3) years, any material Action relating to the violation or alleged violation of any Law by any Hexin E-Commerce Party pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Hexin E-Commerce Party; (ii) each Hexin E-Commerce Party has complied with Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety; and (iii)  each Hexin E-Commerce Party is in compliance with each applicable Law relating to its payment and provision of any form of statutory social insurance and housing funds (the “Social Welfare”), in each case of clauses (i) to (iii), except such Actions, violations or non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  To the Knowledge of the Warrantors, there has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Hexin E-Commerce Party or any unfair labor practice charge against any Hexin E-Commerce Party.

(c)           Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated by this Agreement and any Ancillary Document related hereto will (i) entitle any current or former employee or director of any Hexin E-Commerce Party to severance pay, or any payment contingent upon a change in control of any Hexin E-Commerce Party, (ii) increase or enhance any benefits payable under any benefit plan, or (iii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any employee or former employee.

16.           Power of Attorney.

Except as contemplated in this Agreement and any Ancillary Document related hereto, none of the Hexin E-Commerce Parties has granted any power of attorney or similar power or authorization to any other Person (including any director or shareholder) in respect of its equity interest, voting rights or substantial assets, other than powers of attorney issued to their directors, officers, or employees for purpose of executing contracts or agreements or conducting operations for and on behalf of the Hexin E-Commerce Parties, as the case may be, in the ordinary course of business.

17.           No Winding-up.

Except for Tianjin Bozhishuntai Technology Co., Ltd., and Tianjin Qinhe Electronic Technology Co., Ltd., none of the Hexin E-Commerce Parties has engaged in any discussion (i) with any Person or Persons or any representative thereof regarding the consolidation or merger of such Hexin E-Commerce Party with or into any such Person or Persons; (ii) with any Person regarding the sale, conveyance, or disposition of all or substantially all of the assets of such Hexin E-Commerce Party, or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of such Hexin E-Commerce Party is disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up, of such Hexin E-Commerce Party.

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18.           Disclosure.

Each Warrantor has provided the Assignee with all the information regarding the Hexin E-Commerce Parties requested by the Assignee for deciding whether to become the primary beneficiary of and control the Hexin E-Commerce Parties and all the information that such Warrantor believes is reasonably necessary to enable the Assignee to make such decision.  No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to the Assignee at the Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.  Except as set forth in this Agreement, there is no fact that the Warrantors have not disclosed to the Assignee in response to the Assignee’s enquiry and of which any of its officers, directors or executive employees has Knowledge and that has had or would reasonably be expected to have a material adverse effect.

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Deed of Waiver

This Deed of Waiver (this “Deed”) is made on  December_28, 2020

BY: KUAISHANGCHE AUTOMOBILE LEASING CO., LTD. (“Kuaishangche”)

To: the Parties on the Attached List of Released Parties

WHEREAS,

(A)                               The undersigned and each of the parties as set forth in the list attached hereto (collectively, the “Released Parties”, and each, a “Released Party”) entered into an Assignment and Assumption Agreement on December 16, 2020 (the “Assignment and Assumption Agreement”).  Unless otherwise defined herein, capitalized terms used in this Deed shall have the meaning given to such term in the Assignment and Assumption Agreement.

(B)                               Pursuant to Clause 4.3.6 of the Assignment and Assumption Agreement, as a condition to the obligations of the undersigned to consummate the transactions therein, and subject to the satisfaction or written waiver by the undersigned, the Assignor, Hexin E-Commerce, and each of the Individual Shareholders shall have completed the cancellation of the Prior Equity Pledge Registration and the new equity pledge registration for the sole benefit of the Assignee with the SAMR.

This Deed is executed and delivered by and on behalf of the undersigned for the benefit of the Released Parties in connection with the Assignment and Assumption Agreement.  The undersigned hereby agrees, confirms, acknowledges and consents that,

1.                                     The condition to the undersigned’s obligations to consummate the transactions therein under Clause 4.3.6 of the Assignment and Assumption Agreement shall hereby be waived, and notwithstanding anything to the contrary in the Assignment and Assumption Agreement, the Released Parties’ failure to complete the cancellation of the Prior Equity Pledge Registration and the new equity pledge registration for the sole benefit of the undersigned and deliver to the undersigned notice from the SAMR before the Closing Date, provided that the Released Party shall complete the process as soon as practicable, shall not be deemed as breach by any Released Party of its respective obligations under Sections 2.1.2, 3.1(e), 3.1(i) and 4.3.6 of Assignment and Assumption Agreement, and the undersigned shall not be entitled to any indemnification in accordance with Section 13 of the Assignment and Assumption Agreement or any right of specific performance in accordance with Section 14.6 of the Assignment and Assumption Agreement.

2.                                     the undersigned shall deliver to the Assignor the Assignment Consideration by wire transfer or by check to the Assignor in RMB or USD to a bank account designed by the Assignor in accordance with Section 4.2.1 of Assignment and Assumption Agreement, notwithstanding the Released Parties’ failure to duly cancel the Prior Equity Pledge Registration and to create the new share pledge registration contemplated under the Assignment and Assumption Agreement before the Closing Date.

Deed of Waiver

3.                                     Sections 14.12 (Counterparts) and 14.5 (Governing Law) of the Assignment and Assumption Agreement shall apply mutatis mutandis to this Deed.

4.                                     This Deed may not be amended without the prior written consent of the undersigned.

[Remainder of page intentionally left blank]

Deed of Waiver

List of Released Parties

HEXIN E-COMMERCE CO., LTD.

BEIJING HEXIN YONGHENG TECHNOLOGY DEVELOPMENT CO., LTD.

XIAOBO AN

XIAONING AN

XIAOBIN ZHAI

Deed of Waiver

In Witness Whereof the undersigned has executed and delivered this Deed as of the date set forth above.

EXECUTED AND DELIVERED AS A DEED

EXECUTED AS A DEED BY	)

KUAISHANGCHE AUTOMOBILE LEASING CO., LTD.	)

(快上车汽车租赁有限公司)

Signature Page to the Deed of Waiver